EXHIBIT 99.1

FirstCash Reports Record Third Quarter Revenues Reflecting
Completed Merger with Cash America;
Company Declares Increased Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (October 27, 2016) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of retail pawn stores in the U.S. and Latin America, today announced revenue, net income and earnings per share for the three and nine month periods ended September 30, 2016. In addition, the Company announced that the Board of Directors declared a fourth quarter dividend of $0.19 per share, representing an annualized dividend of $0.76 per share and an increase of 52% over its previous dividend policy. The Company also increased its earnings guidance for fiscal 2016 based on strong third quarter results and projected fourth quarter results, including the impact of the recent merger with Cash America.
“We are very excited to have completed the transformational merger of First Cash and Cash America. The integration of the two leading pawn operators in the Americas is proceeding as planned and the level of engagement across both organizations is outstanding,” said Rick Wessel, FirstCash chief executive officer. “The legacy First Cash stores had a strong third quarter with record revenues and continued retail margin expansion. With an expanded footprint of more than 2,000 retail locations in 26 states and four countries, the combined FirstCash is poised to generate strong cash flows and we remain confident in our ability to realize $65 million or more in annual cost synergies by 2018.
Looking ahead, our focus remains on driving shareholder value through further operating efficiencies, margin expansion and continued unit growth, particularly in Latin America where we believe there are significant growth opportunities for full-service, large format pawn operations,” Mr. Wessel concluded.

Earnings Highlights

•
First Cash Financial Services, Inc. completed its merger of equals business combination with Cash America International, Inc. (“Cash America”) on September 1, 2016 and the combined Company was renamed FirstCash, Inc. Consolidated operating results for the quarter ended September 30, 2016 for the Company include the revenues and operating results of Cash America for the final 29 days of the third quarter and include merger related expenses of approximately $29.7 million pre-tax, or $0.62 per share, net of tax.

•
The Company reported the following consolidated results for the third quarter of 2016. Adjusted measures exclude merger related expenses and other adjustments, which are further defined and reconciled in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release (in thousands except per share amounts):

	Three Months Ended September 30,
	2016		2015
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$261,153	$261,153	$169,532	$169,532
Net revenue	$147,364	$147,364	$95,442	$95,442
Net income (loss)	$(1,412)	$20,126	$11,173	$16,658
Diluted EPS	$(0.04)	$0.58	$0.40	$0.59

•
While as-reported GAAP net income and earnings per share for the quarter declined 113% and 110%, respectively, compared to the prior year primarily due to the merger related costs, adjusted net income increased 21% over the prior year and adjusted earnings per share decreased 2% over the prior year. The year-over-year decrease in adjusted earnings per share for the third quarter of 2016 was primarily due to expected short-term earnings dilution from the merger and in part to a 14% decline in the average value of the Mexican peso, which reduced year-over-year comparable earnings by approximately $0.05 per share for the quarter.

•
GAAP diluted earnings per share for the nine months ended September 30, 2016 and 2015 were $0.77 and $1.45, respectively. Excluding the merger related expenses and other adjustments of approximately $34.1 million pre-tax, or $0.81 per share net of tax (which are further defined and reconciled in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release), adjusted diluted earnings per share were $1.58 compared to $1.68 in the prior year. Comparative adjusted diluted earnings for the nine months ended September 30, 2016 were reduced by $0.21 per share due to an 18% decline in the average value of the Mexican peso.

Note: Certain growth rates in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended September 30, 2016 was 18.7 pesos / dollar versus 16.4 pesos / dollar in the comparable prior-year period and for the nine-month period ended September 30, 2016 was 18.3 pesos / dollar versus 15.5 pesos / dollar in the comparable prior-year period.

Revenue Highlights

•
Consolidated revenues for the third quarter of 2016 totaled $261 million, an increase of 54% compared to the third quarter of 2015. For the nine months ended September 30, 2016, revenues increased 22% and totaled $626 million. On a constant currency basis, total revenues increased 62% for the quarter and 31% for the nine month period.

•
Third quarter U.S. revenues increased 93% due primarily to the partial quarter (29 days) contribution from the Cash America locations which totaled $77 million. Core U.S. same-store pawn revenues, which are composed of pawn lending fees and retail merchandise sales, in the legacy First Cash locations increased 1% for the quarter and represented the fourth consecutive quarterly sequential improvement in this metric. Same-store core revenues in the Cash America stores also increased 1% in the full third quarter period as compared to the prior year.

•
Revenues in Latin America for the third quarter of 2016 increased 18% on a dollar translated basis and increased an impressive 33% on a constant currency basis, driven by strong same-store sales results and a contribution of $16 million from the 211 Maxi Prenda stores acquired in late 2015 and early 2016 that are not yet included in the same-store sales figures. While core Latin America same-store pawn revenues declined 3% on a U.S. dollar basis, they increased by 10% on a constant currency basis.

Pawn Operating Metrics

•
Consolidated retail merchandise sales margins improved to 39% during the third quarter of 2016, compared to the prior-year period margin of 38%, due primarily to sequential improvements in the U.S. stores and solid year-over-year margin expansion in Latin America.

•
Pawn loans outstanding in Latin America at September 30, 2016 increased by 25% on a U.S. dollar basis and 42% on a constant currency basis. U.S. pawn loans outstanding at September 30, 2016 totaled $301 million, of which $232 million are from the Cash America locations, which was net of $10 million in purchase accounting adjustments to conform the balance sheet presentation with First Cash for pawn loans held past the statutory due date.

•
Given the year-over-year decline in the value of the Mexican peso compared to the U.S. dollar, same-store pawn loans in Latin America at quarter end declined 3% on a dollar-denominated basis; however, they increased 11% on a local currency basis compared to the prior-year. On a constant currency basis, this matched the largest same-store increase in the Company’s Latin American stores over the past four years.

•
Although U.S. same-store pawn loan balances in the legacy First Cash locations decreased 3%, this represented another sequential improvement in this metric. Same-store pawn loans in the Cash America stores declined approximately 6% against a tougher comparison due to their stronger loan growth in fiscal 2015.

•
Total inventories at September 30, 2016 increased 239% compared to September 30, 2015, as a result of the Cash America merger and 258 additional stores primarily located in Mexico. Inventories added from the Cash America stores totaled $229 million, which was net of approximately $5 million in fair value and other purchase accounting adjustments to conform to the consolidated balance sheet presentation. Both the First Cash stores and Cash America stores reported normalized levels of aged inventories at September 30, 2016.

Store Count Activity

•
During the third quarter, the Company added 815 U.S. locations from the merger with Cash America and opened six new locations in Latin America. During the nine months ended September 30, 2016, the Company has added 816 store locations in the U.S. and 216 locations in Latin America. In addition, the Company closed seven consumer loan stores during the quarter as part of its strategic plan to further reduce payday lending exposure. The year-over-year store count has increased 36% in Latin America and 99% overall.

•	For the twelve months ended September 30, 2016, the Company has added 254 pawn stores in Latin America and 798 pawn stores in the U.S.

•	As of September 30, 2016, the Company operated 2,081 stores, of which 96% or 2,008 were pawn stores. There are 953 total stores in Latin America and 1,128 total stores in the U.S.
Liquidity

•
In conjunction with the merger, the Company entered into a new $400 million unsecured revolving bank credit facility. The credit facility has a five year term from the closing date of the merger, September 1, 2016, and bears interest at either the prevailing London Interbank Offered Rate (LIBOR) plus a fixed spread of 2.5% or the prevailing prime or base rate plus a fixed spread of 1.5%. At September 30, 2016, the Company had $360 million drawn on the facility and an additional $6 million of outstanding letters of credit.

•
Concurrent with the closing of the merger, the $181 million of Cash America’s 5.75% senior notes outstanding were redeemed using funds from the revolving bank credit facility. Based on the current interest rate of approximately 3.0% on the bank credit facility, the Company expects future annualized interest savings of approximately $4.5 million as a result of the early redemption of the Cash America bonds.

•
As of September 30, 2016, the Company had $83 million in cash on its balance sheet and $44 million of availability for future borrowings under its long-term revolving bank credit facilities. Subsequent to quarter end, the Company has reduced borrowings on the revolving bank credit facility by an additional $16 million.

•
Adjusted EBITDA for the current quarter totaled $42 million, an increase of 28% compared to the third quarter of 2015. Adjusted EBITDA is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
In conjunction with the merger with Cash America, the Company holds an investment in common stock of Enova International, Inc. with a market value of $54.8 million as of September 30, 2016. Pursuant to a private letter ruling approved by the Internal Revenue Service, the Company must dispose of the Enova shares before September 15, 2017. During the third quarter, the Company made open market and small block sales of the Enova shares, receiving $2.6 million in net proceeds, and intends to continue making such sales in the future.

Cash Dividend & Stock Repurchases

•	The Board of Directors declared a $0.19 per share fourth quarter cash dividend on common shares outstanding, which will be paid on November 28, 2016 to stockholders of record as of November 14, 2016.

•
On an annualized basis, the dividend is expected to be $0.76 per share, which is an increase of 52% over the dividend previously paid to the First Cash shareholders and approximately 100% greater than the annualized dividend that was previously paid to Cash America’s shareholders.

•
The Company currently has approximately 1.1 million shares of its common stock available for repurchase under its current buyback authorization. While the Company has not repurchased shares in fiscal 2016 because of the merger, it expects to begin repurchases in fiscal 2017 subject to expected liquidity and other factors it normally considers when making share repurchases.

Fiscal 2016 Outlook

•	The Company is issuing guidance for the remainder of 2016 as a combined organization, which includes the operating results of Cash America for the period September 2 through December 31, 2016.

•
The Company expects fourth quarter of 2016 adjusted earnings per share, a non-GAAP measure that excludes merger and other acquisition expenses that the Company believes is useful to investors for evaluating the business, to be in the range of $0.74 to $0.81 based on the expected fourth quarter diluted weighted average share count of approximately 48.5 million shares. The full year fiscal 2016 guidance for adjusted earnings per share, based on a lower expected full year weighted average share count of approximately 35.0 million shares, is $2.40 to $2.50.

◦
The guidance for the remainder of 2016 is presented on a non-GAAP basis, as it does not include the impact of expenses related to the Cash America merger given the difficulty in predicting the amount and timing of future merger related expenses. Therefore, the Company cannot reasonably provide a full reconciliation of adjusted earnings per share to GAAP earnings per share; however, the impact of merger related expenses could reduce GAAP earnings per share, as compared to adjusted earnings per share, by up to $0.10 per share during the fourth quarter of 2016.

•	These estimates of expected adjusted earnings per share include the following assumptions:

◦
An estimated average foreign exchange rate of approximately 19.0 Mexican pesos / U.S. dollar for the fourth quarter of fiscal 2016. This compares to the foreign exchange rate of 16.7 Mexican pesos / U.S. dollar in the prior-year fourth quarter.

◦	An expected effective income tax rate for the fourth quarter of 2016 of between 34% and 35%.

◦
An expected weighted average share count for the fourth quarter of 2016 of approximately 48.5 million diluted shares and a full year fiscal 2016 weighted average share count of approximately 35.0 million diluted shares.

•
The Company expects to open at least five new stores in Latin America during the fourth quarter of fiscal 2016. This will bring expected Latin America additions in fiscal 2016 to a total of 221 stores, composed of 179 acquired stores and 42 de novo locations.

Fiscal 2017 Outlook

•
The Company is announcing its initial store addition targets for fiscal 2017. For 2017, it currently plans to open approximately 65 stores in Mexico and ten additional stores in Central and South America, including the Company’s first stores in Columbia where it is currently engaged in leasing real properties for several locations. In the U.S., the Company plans to add ten domestic pawn stores through a combination of de novo openings and small acquisitions. These targets represent approximately 85 store additions in total for fiscal 2017.

Additional Commentary and Analysis

Mr. Wessel further commented on the third quarter results, “This was a historic and transformational quarter for the Company which included the closing of the merger with Cash America and the initial listing of shares under the new “FirstCash” name on the New York Stock Exchange. We also announced a 52% increase in the annualized cash dividend to $0.76 per share to be effective with the fourth quarter dividend of $0.19 per share to be paid in November. Behind the scenes, we had several other notable achievements including significant integration progress with the 211 Maxi Prenda stores acquired in Latin America earlier this year and finalizing a new five-year $400 million unsecured credit facility.

“The merger with Cash America creates a significantly larger U.S. pawn store footprint with operations in 26 states that include many large and growing market populations, such as Texas, Florida, and other markets in the Sunbelt and Mid-Atlantic states. With now over 2,000 pawn store locations, we have a significant opportunity to create meaningful synergies by combining and streamlining administrative platforms to support our experienced teams of pawnbrokers to serve new and existing customers. We also believe that FirstCash will generate significant cash flows that will allow it to pay the increased dividend, repurchase stock, open new stores and look for strategic acquisitions.

“Since the closing of the merger in early September, we have focused on rapidly integrating the operations of both companies. The most important integration task is migrating the existing technology systems in the Cash America stores to the proprietary “FirstPawn” point of sale technology platform developed and used by First Cash. This platform is critical as it enables all customer transactions at the sales counter, supports valuation and safekeeping of pawn collateral and inventory and provides all reporting and workforce management tools for the store manager. I am pleased to announce that over the last two weeks we have successfully migrated the first Cash America stores, which included six stores located in South Carolina and 17 stores in North Carolina, onto the FirstPawn system. We anticipate migrating approximately 65 total Cash America stores this year with the remainder of the Cash America stores transitioning to the FirstPawn platform over the course of 2017 and early 2018. Completing this platform integration at the store-level also enables significant efficiencies in the areas of accounting, finance, human resources, compliance and other broad based administrative functions.

“Post-merger closing, we have also gained additional confidence in the ability to achieve or potentially exceed the substantial cost synergies, which are forecast at approximately $65 million at a full run-rate. We continue to expect at least 80% of these synergies to be in place by the end of 2017.

“Turning to operating results for the quarter, our performance was above plan despite continued currency headwinds most of the quarter. Latin America performed especially well with core revenues on a local currency basis growing 33%. We continued to experience strong demand for pawn loans in Latin America as loans grew 42% in total and 11% on a same-store constant currency basis. The third quarter results for the 211 Maxi Prenda stores recently acquired in Mexico, Guatemala and El Salvador in December 2015 and early this year were also encouraging. We have already completed the integration of the Maxi Prenda stores in Mexico onto our FirstPawn platform and anticipate the Guatemala and El Salvador system migrations to be completed by the end of October. With our technology platform in place, we are confident that we can rapidly implement our best practice lending and retailing strategies at these stores and drive additional long-term improvements in retail sales and margins, loan yields and profitability.

“U.S. results for the legacy First Cash stores saw positive same-store core revenue comps that were driven by better than expected retail sales and sequential retail margin improvement during the quarter. While same-store pawn loan balances in these stores comped slightly negative, the results have reflected continued sequential improvement during 2016. The Cash America operations also saw positive core revenue comps and combined with operating, administrative and interest expense savings related to the merger contributed to incremental profitability for the combined Company during the post-merger period.

“In conjunction with the closing of the Cash America merger, we increased the capacity of our credit facility to $400 million. We utilized this excess capacity to retire the Cash America bonds that will result in annual interest savings of approximately $4.5 million. The combined FirstCash has a stronger balance sheet and cash flow profile which we expect to fully support Latin American expansion, pay the increased annual dividend of $0.76 per share and resume stock repurchases beginning in 2017.

“We are excited to enter the final quarter of 2016 with significant momentum and believe we are well positioned to drive significant earnings growth in 2017 and beyond,” Mr. Wessel concluded.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates or guidance. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

Forward-looking statements in this release include, without limitation, the Company’s expectations regarding earnings for the remainder of 2016 and the assumptions underlying such expectations, the anticipated benefits from the Cash America merger, including, the amount and timing of expected synergies and the ability of the combined company to generate significant cash flows, the integration of Cash America, the timing of, and benefits from, the migration of the Cash America stores to the FirstCash technology platform, including, the ability to improve long-term retail sales and margins, loan yields and profitability, the number of new stores in future periods, expansion strategies, future share repurchases and dividend payments. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2015 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2016, including the risks described in Part 1, Item 1A, “Risk Factors” of the Company’s annual report, (ii) with respect to the risks associated with the Cash America merger, the Company’s Registration Statement on Form S-4 filed with the SEC and that was declared effective by the SEC on July 29, 2016, including the risks described under the heading “Risk Factors” of such Registration Statement, and (iii) the other reports filed with the SEC, including the Company’s forthcoming Quarterly Report on Form 10-Q. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About FirstCash

With over 2,000 retail pawn and consumer lending locations in the U.S., Mexico, Guatemala and El Salvador, FirstCash is the leading international operator of pawn stores. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Revenue:
Retail merchandise sales	$152,215	$104,937	$386,534	$321,016
Pawn loan fees	79,505	49,882	182,816	146,119
Consumer loan and credit services fees	10,477	6,995	21,079	21,300
Wholesale scrap jewelry revenue	18,956	7,718	35,906	24,743
Total revenue	261,153	169,532	626,335	513,178

Cost of revenue:
Cost of retail merchandise sold	93,399	64,875	239,166	198,757
Consumer loan and credit services loss provision	3,413	2,368	5,780	5,074
Cost of wholesale scrap jewelry sold	16,977	6,847	30,701	21,088
Total cost of revenue	113,789	74,090	275,647	224,919

Net revenue	147,364	95,442	350,688	288,259

Expenses and other income:
Store operating expenses	80,574	50,995	190,563	155,062
Administrative expenses	24,500	11,733	58,277	39,065
Merger and other acquisition expenses	29,398	—	33,877	1,175
Depreciation and amortization	7,281	4,637	17,165	13,651
Goodwill impairment - U.S. consumer loan operations	—	7,913	—	7,913
Interest expense	5,073	4,336	13,859	12,482
Interest income	(138)	(406)	(636)	(1,143)
Loss on sale of equity securities	253	—	253	—
Total expenses and other income	146,941	79,208	313,358	228,205

Income before income taxes	423	16,234	37,330	60,054

Provision for income taxes	1,835	5,061	13,895	18,754

Net income/(loss)	$(1,412)	$11,173	$23,435	$41,300

Net income/(loss) per share:
Basic	$(0.04)	$0.40	$0.77	$1.46
Diluted	$(0.04)	$0.40	$0.77	$1.45

Weighted average shares outstanding:
Basic	34,631	28,019	30,372	28,206
Diluted	34,631	28,224	30,372	28,418

Dividends declared per common share	$0.125	$—	$0.375	$—

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2016	2015	2015
	(in thousands)
ASSETS
Cash and cash equivalents	$83,356	$72,523	$86,954
Pawn loan fees and service charges receivable	45,708	18,116	16,406
Pawn loans	373,169	128,370	117,601
Consumer loans, net	27,792	1,114	1,118
Inventories	332,862	98,188	93,458
Income taxes receivable	36,449	—	3,567
Prepaid expenses and other current assets	31,935	5,815	6,330
Investment in common stock of Enova International, Inc.	54,786	—	—
Total current assets	986,057	324,126	325,434

Property and equipment, net	240,749	110,285	112,447
Goodwill	865,350	291,777	295,609
Other non-current assets	175,627	10,009	10,084
Deferred tax assets	9,912	8,322	9,321
Total assets	$2,277,695	$744,519	$752,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$129,997	$31,589	$27,826
Customer deposits	37,591	14,540	14,426
Income taxes payable	910	843	3,923
Total current liabilities	168,498	46,972	46,175

Revolving unsecured credit facility	360,000	68,500	58,000
Senior unsecured notes	196,373	195,712	195,874
Deferred tax liabilities	42,125	20,033	21,464
Other liabilities	77,645	—	—
Total liabilities	844,641	331,217	321,513

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	399	403
Additional paid-in capital	1,217,820	192,787	202,393
Retained earnings	359,926	624,194	643,604
Accumulated other comprehensive loss	(109,114)	(75,470)	(78,410)
Common stock held in treasury, at cost	(36,071)	(328,608)	(336,608)
Total stockholders’ equity	1,433,054	413,302	431,382
Total liabilities and stockholders’ equity	$2,277,695	$744,519	$752,895

Note: Given the timing and financial reporting complexity of the merger with Cash America, the presentation of the Cash America assets and assumed liabilities in the Company’s financial statements is preliminary and will likely change, perhaps significantly, as fair value estimates are refined during the measurement period. The Company will complete its purchase price allocation no later than the third quarter of 2017.

Additionally, certain balances as of September 30, 2015 and December 31, 2015 have been reclassified in order to conform to current year presentation.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current year results at the prior year average exchange rate which is more fully described elsewhere in this release.

				Constant Currency Basis
	Three Months Ended			Three Months Ended	Increase /
	September 30,		Increase /	September 30, 2016	(Decrease)
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
U.S. revenue (1):
Retail merchandise sales	$84,547	$46,626	81%	$84,547	81%
Pawn loan fees	48,840	24,250	101%	48,840	101%
Consumer loan and credit services fees	9,991	6,493	54%	9,991	54%
Wholesale scrap jewelry revenue	15,046	4,841	211%	15,046	211%
	158,424	82,210	93%	158,424	93%
Latin America revenue:
Retail merchandise sales	67,668	58,311	16%	76,837	32%
Pawn loan fees	30,665	25,632	20%	34,689	35%
Consumer loan and credit services fees	486	502	(3)%	555	11%
Wholesale scrap jewelry revenue	3,910	2,877	36%	3,910	36%
	102,729	87,322	18%	115,991	33%
Total revenue (1):
Retail merchandise sales	152,215	104,937	45%	161,384	54%
Pawn loan fees	79,505	49,882	59%	83,529	67%
Consumer loan and credit services fees	10,477	6,995	50%	10,546	51%
Wholesale scrap jewelry revenue	18,956	7,718	146%	18,956	146%
	$261,153	$169,532	54%	$274,415	62%

(1)
Revenue from the Cash America locations for the period from September 2 through September 30, 2016 includes retail merchandise sales of $36,226,000, pawn loan fees of $25,286,000, consumer loan and credit services fees of $5,594,000 and wholesale scrap jewelry revenue of $9,578,000 in the table above.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current year results at the prior year average exchange rate which is more fully described elsewhere in this release.

				Constant Currency Basis
	Nine Months Ended			Nine Months Ended	Increase /
	September 30,		Increase /	September 30, 2016	(Decrease)
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
U.S. revenue (1):
Retail merchandise sales	$186,673	$142,955	31%	$186,673	31%
Pawn loan fees	94,929	70,216	35%	94,929	35%
Consumer loan and credit services fees	19,619	19,731	(1)%	19,619	(1)%
Wholesale scrap jewelry revenue	25,910	14,989	73%	25,910	73%
	327,131	247,891	32%	327,131	32%
Latin America revenue:
Retail merchandise sales	199,861	178,061	12%	233,460	31%
Pawn loan fees	87,887	75,903	16%	102,257	35%
Consumer loan and credit services fees	1,460	1,569	(7)%	1,715	9%
Wholesale scrap jewelry revenue	9,996	9,754	2%	9,996	2%
	299,204	265,287	13%	347,428	31%
Total revenue (1):
Retail merchandise sales	386,534	321,016	20%	420,133	31%
Pawn loan fees	182,816	146,119	25%	197,186	35%
Consumer loan and credit services fees	21,079	21,300	(1)%	21,334	—%
Wholesale scrap jewelry revenue	35,906	24,743	45%	35,906	45%
	$626,335	$513,178	22%	$674,559	31%

(1)
Revenue from the Cash America locations for the period from September 2 through September 30, 2016 includes retail merchandise sales of $36,226,000, pawn loan fees of $25,286,000, consumer loan and credit services fees of $5,594,000 and wholesale scrap jewelry revenue of $9,578,000 in the table above.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of September 30, 2016 as compared to September 30, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate which is more fully described elsewhere in this release.

				Constant Currency Basis
				Balance at
				September 30,
	Balance at September 30,		Increase /	2016	Increase
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
U.S. (3):
Pawn loans	$300,646	$70,140	329%	$300,646	329%
CSO credit extensions held by independent third-party (1)	11,641	7,222	61%	11,641	61%
Other consumer loans	27,381	673	3,968%	27,381	3,968%
Combined customer loans (2)	339,668	78,035	335%	339,668	335%
Latin America:
Pawn loans	72,523	58,230	25%	82,448	42%
Other consumer loans	411	441	(7)%	471	7%
Combined customer loans	72,934	58,671	24%	82,919	41%
Total (3):
Pawn loans	373,169	128,370	191%	383,094	198%
CSO credit extensions held by independent third-party (1)	11,641	7,222	61%	11,641	61%
Other consumer loans	27,792	1,114	2,395%	27,852	2,400%
Combined customer loans (2)	$412,602	$136,706	202%	$422,587	209%
Pawn inventories:
U.S. (3)	$280,429	$55,556	405%	$280,429	405%
Latin America	52,433	42,632	23%	59,882	40%
Combined inventories (3)	$332,862	$98,188	239%	$340,311	247%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by independent third-party lenders, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

(2)
Combined customer loans is a non-GAAP measure as it includes CSO credit extensions held by independent third-parties not included on the Company’s balance sheet. The Company believes this non-GAAP measure provides investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the consumer loan portfolio on an aggregate basis. The Company also believes the comparison of the aggregate amounts from period to period is more meaningful than comparing only the amounts reflected on the Company’s balance sheet since both credit services fees revenue and the corresponding loss provision are impacted by the aggregate amount of loans owned by the Company and those guaranteed by the Company as reflected in its financial statements.

(3)
Receivables from the Cash America locations at September 30, 2016 includes pawn loans of $232,258,000, CSO credit extensions held by an independent third-party of $6,877,000, other consumer loans of $26,731,000 and pawn inventories of $229,269,000 in the table above.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the nine months ended September 30, 2016:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations (2)	Locations
U.S.:
Total locations, beginning of period	296	42	338
Merged Cash America locations	794	21	815
Locations acquired	1	—	1
Locations closed or consolidated	(8)	(18)	(26)
Total locations, end of period	1,083	45	1,128

Latin America:
Total locations, beginning of period	709	28	737
New locations opened	37	—	37
Locations acquired	179	—	179
Total locations, end of period	925	28	953

Total:
Total locations, beginning of period	1,005	70	1,075
Merged Cash America locations	794	21	815
New locations opened	37	—	37
Locations acquired	180	—	180
Locations closed or consolidated	(8)	(18)	(26)
Total locations, end of period	2,008	73	2,081

(1)
At September 30, 2016, 326 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or a credit services product and are located in Texas, California and Ohio. The Mexico locations offer small, short-term consumer loans. The table above does not include 70 franchised check cashing centers from which the Company receives franchise fees.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

The Company expects to incur significant expenses over the next two years in connection with its merger and integration with Cash America. The Company has adjusted the applicable financial measures to exclude these items because it generally would not incur such costs and expenses as part of its continuing operations. The merger related expenses are predominantly incremental costs directly associated with the merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income/(loss), as reported	$(1,412)	$(0.04)	$11,173	$0.40	$23,435	$0.77	$41,300	$1.45
Adjustments, net of tax:
Merger related expenses:
Transaction	10,915	0.32	—	—	13,732	0.45	—	—
Severance and retention	8,737	0.25	—	—	8,737	0.29	—	—
Other	1,726	0.05	—	—	1,726	0.06	—	—
Total merger related expenses	21,378	0.62	—	—	24,195	0.80	—	—
Other acquisition expenses	—	—	—	—	94	—	799	0.03
Restructuring expenses related to U.S. consumer loan operations	—	—	5,485	0.19	—	—	5,784	0.20
Loss on sale of equity securities	160	—	—	—	160	0.01	—	—
Adjusted net income	$20,126	$0.58	$16,658	$0.59	$47,884	$1.58	$47,883	$1.68

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses (1)	$29,398	$8,020	$21,378	$—	$—	$—
Restructuring expenses related to U.S. consumer loan operations	—	—	—	8,439	2,954	5,485
Loss on sale of equity securities	253	93	160	—	—	—
Total adjustments	$29,651	$8,113	$21,538	$8,439	$2,954	$5,485

(1) Resulting tax benefit is less than the statutory rate as a portion of the transaction costs are not deductible for tax purposes.

	Nine Months Ended September 30,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses (1)	$33,727	$9,532	$24,195	$—	$—	$—
Other acquisition expenses	150	56	94	1,175	376	799
Restructuring expenses related to U.S. consumer loan operations	—	—	—	8,878	3,094	5,784
Loss on sale of equity securities	253	93	160	—	—	—
Total adjustments	$34,130	$9,681	$24,449	$10,053	$3,470	$6,583

(1) Resulting tax benefit is less than the statutory rate as a portion of the transaction costs are not deductible for tax purposes.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, interest expense, interest income and certain charges as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2016	2015	2016	2015	2016	2015
Net income/(loss)	$(1,412)	$11,173	$23,435	$41,300	$42,845	$68,241
Income taxes	1,835	5,061	13,895	18,754	22,112	28,506
Depreciation and amortization (1)	7,281	4,373	17,165	13,158	21,453	17,633
Interest expense	5,073	4,336	13,859	12,482	18,264	16,604
Interest income	(138)	(406)	(636)	(1,143)	(1,059)	(1,303)
EBITDA	12,639	24,537	67,718	84,551	103,615	129,681
Adjustments:
Merger related expenses	29,398	—	33,727	—	33,727	—
Other acquisition expenses	—	—	150	1,175	1,850	1,796
Restructuring expenses related to U.S. consumer loan operations	—	8,439	—	8,878	—	8,878
Loss on sale of equity securities	253	—	253	—	253	—
Adjusted EBITDA	$42,290	$32,976	$101,848	$94,604	$139,445	$140,355

Adjusted EBITDA margin calculated as follows:
Total revenue					$817,759	$715,952
Adjusted EBITDA					$139,445	$140,355
Adjusted EBITDA as a percentage of revenue					17%	20%

(1)
For the three months ended September 30, 2015, excludes $264,000 of depreciation and amortization, for the nine months and trailing twelve months ended September 30, 2015, excludes $493,000 of depreciation and amortization, which are included in the restructuring expenses related to U.S. consumer loan operations.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this report are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. As the Company acquired the Guatemala stores on December 31, 2015, there are no prior year comparisons and current year results were translated at an average exchange rate of 7.6 Guatemalan quetzales / U.S. dollar. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. In addition, see the table detailing the components of revenue in “Operating Information” provided elsewhere in this release for additional reconciliation of revenues to constant currency revenues.
The following table provides exchange rates for the Mexican peso for the current and prior year periods:

	September 30,
	2016	2015	Decrease
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.5	17.0	(15)%
Three months ended	18.7	16.4	(14)%
Nine months ended	18.3	15.5	(18)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    www.ir.firstcash.com